                                                                       EXHIBIT 5


                               August 31, 1998




    Innovative Gaming Corporation of America
    4750 Turbo Circle
    Reno, Nevada  89502

    Ladies and Gentlemen:


         We have acted on behalf of Innovative Gaming Corporation of America, a Minnesota corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on September 1, 1998 relating to the registration under the Securities Act of 1933, as amended, of shares (the "Shares") of the Company's Common Stock, $.01 par value issued upon conversion of the Company's Series B Convertible Preferred Stock.


          Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

         2. The Shares have been duly authorized, and when issued as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm under the heading "Legal Matters" in the Registration Statement.

                                        Very truly yours,




                                        /S/ Maslon, Edelman, Borman & Brand, LLP